                                                                   Exhibit 10.15

                               LICENSE AGREEMENT

                                    between



                            GTE PRODUCTS CORPORATION


                                      and


                                DENNIS J. HEGYI

                               TABLE OF CONTENTS
                               -----------------

                                                        PAGE
                                                        ----

Article I.        Definitions..........................  1

Article II.       License Grant........................  4

Article III.      Payments.............................  4

Article IV.       Records and Accounting...............  5

Article V.        Commercialization....................  7

Article VI.       Construction.........................  7

Article VII.      Termination..........................  7

Article VIII.     Prosecution of Patent Applications...  9

Article IX.       Infringement......................... 10

Article X.        Successors and Assigns............... 11

Article XI.       Applicable Law....................... 12

Article XII.      Effective Prior Agreements........... 12

Article XIII.     Waiver of Breach..................... 12

Article XIV.      Severability......................... 12

Article XV.       Force Majeure........................ 13

Article XVI.      Indemnity............................ 13

Article XVII.     Product Marking...................... 13

Article XVIII.    Entire Agreement and Amendments...... 14

     This license agreement, made and entered into this 6th day of November, 1989 by and between DENNIS J. HEGYI (HEGYI), an individual having a residence at 1708 Morton Avenue, Ann Arbor, Michigan 48104, and GTE Products Corporation, Control Devices Division (GTE), a corporation, having a place of business at Route 35, Standish, Maine 04084.

     Whereas HEGYI has developed a system, with a responsivity which depends on the direction of incident radiation, that is useful for sensing the heating effects of solar radiation in automobiles, and has developed designs and related know-how to sense heating effects in automobiles; and

     Whereas HEGYI represents that he has the right to grant licenses under the Invention (as hereinafter defined) and under patents that might issue thereon; and

     Whereas HEGYI represents that he has the right to grant licenses under the Invention (as hereinafter defined) and under patents that might issue thereon; and

     Whereas HEGYI is willing to grant an exclusive license of the Invention to GTE based on the conditions hereinafter set forth; and

     Whereas GTE is willing to acquire an exclusive worldwide license to commercialize such Invention;

     Now, therefore, in consideration of the foregoing and the rights and obligations hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                            ARTICLE I - DEFINITIONS
     Section 1. When used in this Agreement, the following terms shall have the following meaning for all purposes of this Agreement.

     Section 1.1 "Invention" means the method and apparatus which (i) was discovered by HEGYI, (ii) pertains to a diffuser and a light modulator which controls the amount of radiation incident on a photodetector and (iii) relates to a system with a position dependent response to radiant energy. Invention further includes any methods, processes, electrical circuits, devices, apparatuses, designs, equipment, and/or structures for such a system or for use in connection therewith.

     Section 1.2 "Improvements" mean any modification, amendment, or enhancement of the Invention.

     Section 1.3 "Licensed Patent(s)" means any and all letters patent owned by HEGYI related to the Invention or Improvements that may issue or have been issued including any and all related to the Invention or Improvements that may issue or have been issued including any and all renewals, divisions, continuations, continuations-in-part, reissues, substitutions, confirmations, registrations, revalidations, revisions, extensions, or additions of or to any of the aforesaid patents and patent applications.

     Section 1.4 "Valid claim(s)" means any claim(s) in an unexpired patent included within the applicable Licensed Patents which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail.

     Section 1.5 "Know-How" means and includes all discoveries, inventions, improvements, technical information, trade secrets, prototypes, models, experience, work products, documentation, reports and data, and all results from experiments, testing development and demonstrations, and any other data, written or unwritten, including all such information and knowledge derived from work and services performed prior to the date of this Agreement by HEGYI, all of which relate to the Invention.

     Section 1.6 "Affiliate(s)" of GTE means any partnership, organization, association, company, corporation, individual or other entity which is controlled, directly or indirectly, by GTE or wherein GTE, directly or indirectly, owns more than fifty percent (50%) of the equity or voting stock. Except as the context may otherwise require, for the purposes of this Agreement, the term GTE shall mean and include the Affiliates of GTE.

     Section 1.7 "Royalty Product(s)" includes any process, method, substance, equipment, mechanism, device or other property, or combination thereof, the manufacture, use or sale of which would but for this Agreement, infringe one or more Valid Claims, or any process, method, substance, equipment, mechanism, device or other property, or combination thereof, the manufacture, use or sale of which utilizes Know-How.

     Section 1.8 "Net Selling Price" means GTE's invoice price, being the price billed exclusive of taxes, such as sales, use, or other added taxes less a documented deduction under normal business practices for transportation, freight, insurance, promotions, discounts, and duty if such deductions are applicable. If in any transaction a Royalty Product is sold without a separately identifiable Net Selling Price (either because such sale is part of a larger transaction including additional equipment and/or services, or for any other reason), then for purposes of this Agreement, the Selling Price shall mean the established current Net Selling Price for equivalent quantities of Royalty Products when sold and invoiced separately, but if no Net Selling Price has been established, the Net Selling Price shall be deemed to be the fair market price. "Sold" (together with conjugate terms ("sell," "sales," "selling," etc.) means transferred by GTE or any Affiliate or sublicensee of GTE for value in an arm's length transaction other than an Affiliate or sublicensee of GTE, and shall include without limitation, Royalty Products which hare rented, leased, consigned or given, except salesperson samples provided without charge. Royalty Products shall be considered sold when billed out; or, if not billed out, then when shipped, mailed, or otherwise delivered, or when paid for before delivery. However, upon expiration or termination of this License Agreement, all Royalty Products shipped or otherwise delivered on or prior to the date of such expiration or termination, which have not been billed out or otherwise disposed of, shall be considered sold and therefore subject to royalties hereunder. A lease, a consignment, a transfer to a place of use or a delivery to another, regardless of the basis of compensation, if any, is an example of a disposition to be treated as a sale and subject to royalties. The scrapping as junk so as not to be used for the normal contemplated or intended purpose thereof, or the mere routine manufacturing and testing thereof, is an example of a disposition which, in itself, is not subject to royalties. Royalties paid hereunder on Royalty Products returned to GTE for which credit is allowed by GTE shall be entitled to be deducted from royalties due for the period in which credit is allowed.


                                  ARTICLE II.
                                 LICENSE GRANT

     Section 2.1 HEGYI grants GTE a worldwide exclusive license under the Licensed Patents and/or Know-How to make, have made, use, sell or otherwise dispose of Royalty Product(s).

     Section 2.1. The exclusive license granted herein includes the right to sublicense provided that GTE notifies HEGYI regarding any sublicense, reports to HEGYI the sales made under such sublicense, accounts for royalties on such sales and pays royalties thereon to HEGYI in the same manner as provided herein for sales by GTE, as though such sales were made by GTE itself.

     Section 2.3 Except as provided in Article VII herein, the exclusive license granted to GTE precludes HEGYI from making, having made, using, selling or otherwise disposing of Royalty Products.


                                  ARTICLE III
                                    PAYMENTS

     Section 3.1 GTE agrees to pay HEGYI royalties on sales by GTE, Affiliates and sublicensees anywhere in the world at a rate equal to five percent (5%) of the Net Selling Price of Royalty Products covered by one or more Valid Claims; or

     Section 3.2 As to Royalty Products not covered by one or more Valid Claims, GTE agrees to pay HEGYI royalties on sales by GTE, Affiliates, and sublicensees at a rate based on the Net Selling Price of Royalty Products in accordance with the following schedule:

     (a) Five percent (5%) for three years beginning January 1, 1990;

     (b) Three percent (3%) for three years beginning January 1, 1993;

     (c) One percent (1%) for three years beginning January 1, 1996, after which GTE shall have a paid-up royalty-free license on such Royalty Products not covered by one or more Valid Claims. Such paid-up license shall become non-exclusive if and at such time as any license to GTE under Licensed Patents is terminated.

     Section 3.3 GTE agrees to pay HEGYI an annual minimum of Thirty-Five Thousand ($35,000) in quarterly installments beginning with the calendar year ending December 31, 1990 and for each succeeding calendar year during the life of this Agreement. For each quarterly reporting period ending on March 31, June 30, September 30, and December 31, GTE shall remit to HEGYI the larger of:

     (a) The minimum royalty prorated to the last day of the reporting period;
or

     (b) the actual royalties due on sales during the calendar year less the amount of royalties (actual plus minimum) already paid for the particular calendar year.

                                 ARTICLE IV

                             RECORDS AND ACCOUNTING


          Section 4.1 GTE shall maintain accurate records in sufficient detail and form to enable the royalties hereunder to be determined. GTE shall require all Affiliates and sublicensees, regardless of tier, to keep true and accurate records and books of account containing data reasonably required for the computation and verification of royalty payments. Such records shall include such other accounting and business documents as may, under recognized accounting practices, contain information bearing on the amount of royalties payable hereunder, and shall show all Royalty Products manufactured, sold, put into use, or otherwise disposed of by GTE on which royalties are payable under Article III hereof. GTE shall be required to keep such records for a period of six (6) years after each respective quarterly reporting period referred to in Section 3.3.

          Section 4.2 GTE shall render to HEGYI quarterly reports or abstracts from such records (in detail showing products sold, prices at which sold and royalty due) together with copies of customer invoices sent during each quarter within forty-five (45) days after each March 31, June 30, September 30, and December 31 of each calendar year, irrespective of whether any Royalty Products are manufactured, sold, put into use, or otherwise disposed of by any of GTE, its Affiliates, or sublicensees. Each quarterly report shall state the amount of royalties due. Such quarterly reports shall specifically identify all taxes or other deductions which are excluded from said Net Selling Price and which are not itemized in an invoice. HEGYI shall keep information from such reports or abstracts confidential and shall disclose such information only to the extent required for tax or other similar purposes or as may be required by law.

          Section 4.3 Simultaneously with the making of each such report, GTE agrees to pay HEGYI the royalty or minimum payments specified under Article III hereof, which is shown to be due and payable by such report.

          Section 4.4 Checks for royalties and fees described above shall be in United States currency and be made payable to:

                               Dennis J. HEGYI
                               1708 Morton Avenue
                               Ann Arbor, MI 48104
or to such other address that HEGYI may designate by notice in writing. Quarterly reports shall be mailed to the same address. It is contemplated hereby that payments due under this Agreement for sales in foreign countries may be treated differently (pursuant to notice to GTE by HEGYI) than payments for sales in the United States. Monetary conversions, from a currency in which a sale is made into another currency, shall be made at the official exchange rate for royalty remittances in force in the country involved on the last business date of the quarterly period. If there is no official exchange rate, the conversion shall be made at the rate for such remittance on that date as certified by Citibank N.A. of New York.

          Section 4.5 In the event that no Royalty Products are sold during any period for which a report is required hereunder, a report to that effect shall nevertheless be rendered to HEGYI for such period.

          Section 4.6 GTE covenants that it will employ a system of product identification that will permit royalty calculations to be verified upon subsequent review by HEGYI or his auditors.

          Section 4.7 GTE agrees to permit its relevant records to be examined upon reasonable notice during business hours by an independent certified public account at HEGYI's expense, provided that (i) such account agrees to maintain the confidentiality of such information and to sign an agreement with GTE to that effect if so requested by GTE, and (ii) GTE has agreed to the auditor or auditors in advance of the audit. If the audit reveals that GTE payments to HEGYI have been less than 93% of the amount owed to HEGYI during the period of audit, GTE shall pay the costs of the audit up to a maximum limit of $3,000.

                         ARTICLE V.  COMMERCIALIZATION

          Section 5.1 GTE agrees to use reasonable efforts to commercialize the Invention. In the event that GTE fails to use such reasonable efforts, the liquidated damages for such failure shall be limited to forty-seven thousand five hundred dollars ($47,500). GTE shall not be liable for any other damages, consequential or otherwise, related to its obligation to commercialize the Invention.

                           ARTICLE VI.  CONSTRUCTION

          Section 6.1 Nothing in this agreement shall be construed as:

          (a) A warranty or representation by HEGYI as to the validity or scope of any patent rights;

          (b) An agreement to bring or prosecute actions or suit against third parties for patent infringements; or

          (c) An agreement by HEGYI to indemnify GTE or otherwise hold GTE harmless, for any liability incurred regarding the manufacture, use, or sale of the Royalty Products, including, without limitation, attorneys' fees and costs incurred in defending claims based on warranty, product liability, infringement of the proprietary or intellectual property rights of others, or any other claim.

                           ARTICLE VII.  TERMINATION

          Section 7.1 In the event GTE fails to perform any of its obligations hereunder, HEGYI may notify GTE in writing of such default and HEGYI shall have the option of treating this Agreement as in full force and effect and of taking proper steps to enforce compliance and to recover any royalties and other sums payable hereunder, or of terminating this Agreement and the license granted hereunder; provided, that in the case where HEGYI elects to terminate this Agreement, he shall first send GTE written notice of his election to terminate the Agreement together with a statement as to the grounds upon which the termination is based. If within a period of thirty (30) days after such notice GTE shall have cured such failure to perform in accordance with the provisions of this Agreement, then the notice shall become null and void and of no effect; otherwise, the notice shall remain effective and this Agreement shall cease and terminate at the expiration of such period.

          Section 7.2 Unless otherwise terminated as herein provided, GTE's obligation to pay royalties on Royalty Products shall end on December 31, 1998 unless any of the Royalty Products are covered by Valid Claims, in which case royalties shall be payable on those Royalty Products for the life of the Licensed Patents.

          Section 7.3 In the event of any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease with respect thereto, and (i) GTE shall continue to be liable for all royalties and other sums accruing hereunder up to the day of such termination; and (ii) GTE shall render a final report and royalty payment and permit a final audit in accordance with Sections 4.6 and 4.7.

          Section 7.4 Upon early termination in accordance with Section 7.1 of this Agreement for any cause, (i) HEGYI may purchase, with GTE's consent, any GTE rights related to the Invention that were developed in the commercialization of the Invention up to the date of such termination, (ii) upon HEGYI's request, GTE shall transfer to HEGYI all HEGYI owned drawings, plans, models, prototypes and other material related to the Invention, and (iii) GTE shall be permitted to complete any contractual or other legal obligations to third parties regarding the supply of product or spare parts until such time as HEGYI or another person has effectively assumed such obligations.

          Section 7.5 In the event HEGYI fails to perform any of his obligations hereunder, GTE may notify HEGYI in writing of such default, including a notice of termination and a statement of reasons for such termination. The notice of termination shall be served upon HEGYI at least thirty (30) days before a termination date established by GTE. Immediately upon service of such termination, HEGYI shall have the right to begin negotiations with others for the manufacture, sale, and use of the Royalty Products. If within a period of thirty (30) days after such notice, HEGYI shall have cured such failure to perform in accordance with the provisions of this Agreement, then the notice shall become null and void and of no effect; otherwise, the notice shall remain effective and this Agreement shall cease and terminate at the expiration of such period.

          Section 7.6 GTE may terminate this License Agreement for any reason by providing HEGYI with thirty (30) days advanced written notice and a payment of forty-seven thousand five hundred dollars ($47,500) at the time of termination; provided however, such termination payment shall be reduced in amount as set forth hereafter. If sales for the twelve-month period immediately preceding the date of the termination notice total less than $1.1 million dollars ("Actual Sales"), the payment to HEGYI shall be reduced to an amount computed as follows:
          (1) $1.1 million minus Actual Sales = X
          (2)      x
              ---------- times $47,500 = Y
              $1 million

          (3) $47,500 minus Y = termination pay.

              ARTICLE VIII.  PROSECUTION OF PATENT APPLICATIONS

          Section 8.1 HEGYI shall diligently prosecute any and all patent applications relating to the Invention which he elects to file and shall pay all fees due to prevent such applications or any issued patents from being abandoned or forfeited. GTE shall reimburse HEGYI for all such reasonable costs incurred prior to the date of this Agreement for prosecuting patent applications in Japan, South Korea, West Germany, the United States, France, Great Britain, and Italy. GTE shall pay for all such reasonable future costs in such countries, provided that GTE has approved them in advance of being incurred. GTE shall not unreasonably withhold such approval.

          Section 8.2 In the event GTE requests that HEGYI file any patent application in any country and HEGYI elects not to file, HEGYI agrees to do so at GTE's expense. Should HEGYI decide he wishes to terminate prosecution or otherwise intends to abandon any patent applications, HEGYI shall notify GTE of such intention to abandon or forfeit at least sixty (60) days prior to the time at which the application or patent would become abandoned or forfeited. In such event, GTE shall have the option to continue prosecution or take whatever action is necessary to prevent the application or patent from becoming abandoned or forfeited, and GTE shall have all rights of ownership to such application or patent.

                           ARTICLE IX.  INFRINGEMENT

          Section 9.1 GTE is empowered, at its sole option:

          (a) To bring suit in its own name or, if required by law, jointly with HEGYI, at GTE's own expense and on GTE's own behalf, for infringement of the Licensed Patents;

          (b) In any such suit, to enjoin infringement and to collect for GTE's benefit all damages, profits, and awards of whatever nature recoverable for such infringements; and

          (c) To settle any claim or suit for infringement of the Licensed Patents. Notwithstanding any other provision of this Agreement, in any such suit GTE is entitled to recover GTE's expenses before HEGYI is entitled to any royalty payments. HEGYI shall be entitled to royalty payments for such infringement but such payments shall be limited to twenty-five percent (25%) of any excess of GTE's recoveries over GTE's expenses.

          Section 9.2 In the event HEGYI shall bring to the attention of GTE any unlicensed infringement of the Licensed Patents and shall furnish GTE with a written opinion by a registered patent attorney that such infringement exists, and GTE shall not, within three (3) months,

          (a) secure cessation of the infringement, or

          (b) enter suit against the infringer, or

          (c) provide evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the Licensed Patents,

          then HEGYI shall thereafter have the right, at his sole option, to terminate the exclusive license granted herein by notifying GTE of such termination in writing. Upon termination of GTE's exclusive license, GTE shall retain a license on the same terms as set forth in this Agreement except that
(i) the license shall be non-exclusive and HEGYI shall have the right to license third parties under the Licensed Patent, (2) GTE's license shall be limited to making and selling Royalty Products for customers to whom GTE is contractually obligated to sell Royalty Products as of the date of termination or to whom GTE has previously sold commercial quantities of Royalty Products, and (3) GTE shall not thereafter be able to grant any further sublicenses.

          Upon such termination, HEGYI may at his option file suit for the infringement, and any such suit shall be at HEGYI's own expense, and HEGYI shall collect for his benefit all damages, profits, and awards of whatever nature which are recoverable for such infringement. Provided that GTE has no legitimate reason to refrain from cooperation, GTE agrees to cooperate with HEGYI in such suit by (1) assigning to HEGYI GTE's damage claim for past damages incurred up to the time of termination, (2) providing HEGYI with information and documents reasonably needed by HEGYI to prosecute such lawsuit, and (3) making GTE employees reasonably available to HEGYI as witnesses (or other similar uses) up to a maximum of 15 man days. GTE shall participate in any settlement, verdict, or finding in favor of HEGYI as follows:

          (1) actual costs other than legal fees incurred by HEGYI and GTE shall be returned to both parties in full, or prorated equally if costs cannot be reimbursed in full, then
          (2) the remainder shall be divided in proportion to the time spent by each party, except that HEGYI's time shall be multiplied by two (2) to reflect the higher cost for his time.

                       ARTICLE X. SUCCESSORS AND ASSIGNS

          Section 10.1 This Agreement is intended to be binding upon the successors and assigns of GTE and HEGYI, and their respective Affiliates. Neither GTE nor HEGYI may assign this Agreement without the consent of the other, except that GTE may assign this Agreement together with the sale or transfer of the business to which this Agreement relates.

                          ARTICLES XI.  APPLICABLE LAW

          Section 11.1 This Agreement shall be constructed, interpreted, and governed by the laws of Michigan.

                    ARTICLE XII.  EFFECTIVE PRIOR AGREEMENTS

          Section 12.1 This Agreement embodies all understandings and agreements between the parties concerning the subject matter hereof and the license granted, and supersedes and takes precedence over any previous or contemporaneous understandings or agreements, oral or written, between the parties hereto, but shall not supersede the agreement of confidentiality and non-disclosure executed on February 1, 1989 except that GTE may disclose information as may be necessary to effect the purposes of this Agreement.

                        ARTICLE XIII.  WAIVER OF BREACH

          Section 13.1 The failure by either party to exercise a right or enforce an obligation hereunder shall not be construed to be a waiver of same by either party with respect to future performance.

                           ARTICLE XIV. SEVERABILITY

          Section 14.1 If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, to the extent that such portion is not material to the underlying intent of the agreement, such portion shall be deemed severable from the remainder of this Agreement, which remainder shall continue in all respects valid and enforceable. The parties mutually agree to cooperate in any revision of this contract which may be necessary to meet the requirements of the law.

                           ARTICLE XV.  FORCE MAJEURE

          Section 15.1 Neither party shall be under any liability hereunder to the other party on account of any loss, damage, or delay caused by the elements, embargoes, failures of carriers, acts of God or the public enemy, or compliance with any law, regulation or other governmental order, whether or not valid, as long as the delay in performance under this Agreement is not greater than the period that the above-mentioned actions or events cause disruption.

                            ARTICLE XVI.  INDEMNITY

          Section 16.1 GTE hereby agrees to indemnify and agrees to require all Affiliates and sublicensees to indemnify HEGYI against any and all claims in the nature of product liability, warranty, and infringement of proprietary or intellectual property rights of others, related to Royalty Products sold, used or disposed of by GTE, its Affiliates or sublicensees. Said indemnification includes, but is not limited to claims for damages, attorneys' fees, or costs. Said indemnification shall not include claims based on any warranty provided by HEGYI. If any claim within the scope of GTE's indemnification obligation shall be made against HEGYI involving Royalty Products, HEGYI shall inform GTE thereof and HEGYI shall cooperate with GTE and its attorneys or insurer in a disposition of any such matters whenever reasonably requested to do so. GTE shall assume full responsibility for defense of any such action for the benefit of itself and HEGYI.

                         ARTICLE XVII.  PRODUCT MARKING

          Section 17.1 GTE may mark its products with an appropriate patent notice.

                ARTICLE XVIII.  ENTIRE AGREEMENT AND AMENDMENTS

          Section 18.1 This Agreement contains the entire understanding of the parties with respect to the matter contained herein. The parties hereto may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by both parties hereto.

Dennis J. Hegyi                                GTE Products Corporation


____________________________________     ____________________________________
                                         John J. Vetere
                                         Vice President & General Manager
Date ________________________________    Date:_______________________________

                                [GTE LETTERHEAD]



                                 July 28, 1992



Mr. Denis J. Hegyi
1708 Morton Avenue
Ann Arbor, MI  48104

Dear Dennis:

          The Control Devices operation of GTE Products Corporation has been formed into a separate corporation, GTE Control Devices Incorporated, because GTE Corporation is divesting itself of its Electrical Products Group, the main entity of GTE Products Corporation.

          Accordingly, GTE Products Corporation has assigned all its rights in the solar sensor license agreement and consultant's agreement to GTE Control Devices Incorporated. Enclosed are copies of the assignments.

          We request that you indicate your acceptance of the substitution of GTE Control Devices Incorporated for GTE Products Corporation by signing and dating the enclosed Acceptance of Assignment and returning it to me in the stamped, addressed envelope.

          If you have any questions, please call me at 508 750-2308.

          Thank you.

                                 Yours truly,

                                 /s/ Jim
                                 James Theodosopoulos

pc

Enclosure

                    ASSIGNMENT OF HEGYI CONSULTANT AGREEMENT

A Consultant's Agreement between the Control Devices Operation of GTE Products Corporation and Dennis J. Hegyi was executed on November 6, 1989. Said Control Devices Operation has now been formed into GTE Control Devices Incorporated, a corporation of Delaware.

The effect of this assignment is to substitute GTE Control Devices Incorporated for GTE Products Corporation.


                                 GTE PRODUCTS CORPORATION


                                 Signed:  /s/ Rolfe D. Trersan
                                 By:  Rolfe D. Trersan
                                 Title:  Vice President - General Counsel
                                 Date:  July 28, 1992

                     ASSIGNMENT OF HEGYI LICENSE AGREEMENT


A License Agreement was entered into on November 6, 1989 between Dennis J. Hegyi and GTE Products Corporation. Under the Agreement, Dennis J. Hegyi licensed GTE Products Corporation to make and sell solar sensors, so called. The division of GTE Products Corporation involved in the Agreement was the Control Devices division. Said division has now been formed into GTE Control Devices Incorporated, a corporation of Delaware.

Accordingly, GTE Products Corporation hereby assigns all its right, title and interest under said Agreement to GTE Control Devices Incorporated.

The effect of this assignment is to substitute GTE Control Devices Incorporated for GTE Products Corporation in said Agreement.


                                 GTE PRODUCTS CORPORATION



                                 Signed:  /s/ Rolfe D. Trersan
                                 By:  Rolfe D. Trersan
                                 Title:  Vice President - General Counsel
                                 Date:  July 28, 1992

                           Acceptance of Assignment


          Dennis J. Hegyi agrees to the substitution of GTE Control Devices Incorporated for GTE Products Corporation in (1) the License Agreement entered into on November 6, 1989 between Dennis J. Hegyi and GTE Products Corporation, and (2) in the Consultant's Agreement between the Control Devices Operation of GTE Products Corporation and Dennis J. Hegyi.


                                 Signed:  /s/ Dennis J. Hegyi
                                 By:  Dennis J. Hegyi

                                 Dated:  August 3, 1992